SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                   FORM 8-K


                                CURRENT REPORT
                      PURSUANT TO SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of Earliest Event Reported) April 6, 1995


                     E. I. du Pont de Nemours and Company
            (Exact Name of Registrant as Specified in Its Charter)


            Delaware                   1-815              51-0014090
    (State or Other Jurisdiction     (Commission       (I.R.S Employer
         of Incorporation)           File Number)     Identification No.)


                              1007 Market Street
                          Wilmington, Delaware  19898
                   (Address of principal executive offices)


      Registrant's telephone number, including area code:  (302) 774-1000















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Item 2.  Acquisition or Disposition of Assets.

          In connection with Debt Securities that may be offered on a delayed or continuous basis under Registration Statements on Form S-3 (No. 33-48128 and No. 33-53327), we hereby file the following press release.


                                  Contact:  Kathy Forte        Mike Ricciuto
                                            DuPont             DuPont
                                            (302) 773-4418     (302) 774-2883


             DuPont Redeems 156 Million of Its Shares from Seagram
                   for $8.8 Billion in Cash, Notes, Warrants



          WILMINGTON, Del., April 6 -- DuPont (NYSE: DD) and The Seagram Company Ltd. (NYSE: VO) today announced that DuPont has redeemed 156 million of its own common shares from Seagram in a transaction valued at approximately $8.8 billion.

          In the transaction, Seagram received $1 billion in cash, $7.3 billion in short-term DuPont notes, and warrants valued at $440 million. This represents approximately $53 per share in cash and notes and $3 per share in warrants. Seagram retains 8.2 million DuPont common shares.

          DuPont said the redemption, which reduces its outstanding shares but increases its interest expense, would be immediately accretive to earnings.
As a result of this transaction, DuPont believes its earnings per share will increase about 10 percent annually over the next one to two years.

          "We're delighted to have achieved a transaction that provides such significant benefits to all of our shareholders," said Edgar S. Woolard, Jr., chairman and chief executive officer of DuPont. "We believe our shares have been undervalued in the marketplace, so we've been contemplating a share purchase for some time. Redeeming Seagram's shares is the best use of our financial resources today."

          "Seagram has been a constructive DuPont shareholder for 14 years," Mr. Woolard continued. "We have valued highly the contributions that the Bronfmans have made to DuPont as members of our board of directors. We're pleased that Seagram will continue as a DuPont shareholder as time goes forward."

          Edgar Bronfman, Jr., president and chief executive officer of Seagram, said, "Our chairman, co-chairman and the entire board of directors believe this is an outstanding transaction for Seagram. A combination of unique circumstances has created an opportunity for Seagram to realize a substantial gain on our DuPont investment, while achieving greater flexibility to pursue alternative investment strategies to maximize shareholder value."




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          "The DuPont investment has been a good one for Seagram shareholders.
We consider DuPont a strong and very well-managed company that continues to have attractive upside potential. The warrants we have received, as well as our continued ownership, will allow Seagram shareholders to participate in that potential," Mr. Bronfman said.

          Seagram said it will use a portion of the proceeds to repay debt. The balance may be used for other corporate purposes including acquisitions and share purchases.

          The notes taken back by Seagram carry a market rate of interest and are redeemable by DuPont at any time without penalty. DuPont said permanent funding for this transaction will include: about $5 billion from cash flow from operations and selective sales of assets; approximately $1 billion from a Flexitrust that uses DuPont shares to finance existing employee benefit programs; and approximately $2.5 billion from offerings of equity securities. The net result after the effect of the above equity offerings will be a reduction of about 15 to 17 percent in DuPont's shares outstanding. DuPont expects its debt to total capitalization ratio to return to its target range of 35%-40% by year end 1996. DuPont is committed to restoring its financial flexibility. Since mid-1993 DuPont has reduced its borrowings by over $4 billion.

          The warrants issued in the transaction allow Seagram to purchase
48 million DuPont shares for a 60-day period ending on Oct. 6, 1997 at a price of $89 per share; 54 million shares for a 60-day period ending on Oct. 6, 1998 at a price of $101 per share; and 54 million shares for a 60-day period ending on Oct. 6, 1999 at a price of $114 per share. The warrants are subject to various conditions, including limitations on sale to parties other than DuPont.

          In connection with the redemption of the Seagram shares, the standstill agreement between the two companies has been replaced by a new standstill agreement. In addition, the four Seagram nominees to the DuPont board: Edgar M. Bronfman, chairman; Charles R. Bronfman, co-chairman; Edgar Bronfman, Jr., president and chief executive officer; and John L. Weinberg, a director, have resigned from the DuPont board of directors. The two nominees for DuPont to the Seagram board, Edgar S. Woolard, Jr., chairman and chief executive officer of DuPont, and Richard E. Heckert, a former DuPont chairman, have resigned from the board of directors of Seagram.

          DuPont is a research and technology-based global chemical and energy company offering high-performance products based on chemicals, polymers, fibers and petroleum. Committed to better things for better living, DuPont serves worldwide markets in the aerospace, apparel, automotive, agriculture, construction, packaging, refining and transportation industries.









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          The Seagram Company Ltd. is a leading global producer and marketer of distilled spirits, wines, fruit juices, coolers, and mixers, and sells its brands in more than 150 countries and territories. Affiliates and joint ventures in 41 countries comprise the largest distribution system in the spirits and wine industry. Seagram manages its worldwide beverage operations through two major business units -- The Seagram Spirits And Wine Group and The Seagram Beverage Group -- and two U.S. based specialized, premium wine operations, The Seagram Classics Wine Company and Seagram Chateaux & Estate Wines Company.



4/6/95












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                                  SIGNATURE



          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.





                                 E. I. DU PONT DE NEMOURS AND COMPANY
                                             (Registrant)




                                           /s/ D. B. Smith
                                 ------------------------------------
                                             D. B. Smith
                                         Assistant Controller




April 7, 1995

























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